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	SUPPLEMENTAL BENEFIT AGREEMENT

This Agreement is entered into on February 26, 1995, between NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a cooperative organized and existing under the laws of the District of Columbia (herein called "CFC") and SHELDON C. PETERSEN, referred to as "Mr. Petersen."

	RECITALS

     1.1 The Board of Directors of CFC has selected Mr. Petersen to become Governor and Chief Executive Officer of CFC effective March 1. 1995.

     1.2 Since CFC is a cooperative and not a business corporation operated for profit, Mr. Petersen is unable to participate in CFC's growth and value through the purchase of stock certificates and, thus, enjoy the advantages available to executive employees of investor-owned corporations engaged in the same or similar industry.

     1.3 CFC desires to retain the services of Mr. Petersen for an extended period of time.

     1.4 Mr. Petersen is willing to accede to the Board's desires and the Board's intent to provide certain amounts of future payments to Mr. Petersen or his beneficiary hereunder that are in addition to Mr. Petersen's regular compensation from CFC and to further Mr. Petersen's retirement needs, all in accordance with the provisions and conditions set forth in this Agreement.

	PROVISIONS

     In consideration of the promises, covenants, agreements, benefits and detriments of the parties, and for other good and valuable consideration, the receipt of which is hereby acknowledged, CFC and Mr. Petersen covenant and agree as follows:

     2.1 Beginning on March 1, 1995, Mr. Petersen agrees to continue in the employ of CFC as Governor and Chief Executive officer, to serve CFC faithfully and to the best of his ability, under the direction of the Board of Directors of CFC, to devote his time, energy and skill during regular business hours and other hours as may be required to carry out the duties and responsibilities of his employment, and to perform from time to time all services and to act in whatever capacity as the Board of Directors shall direct.
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     2.2   Mr. Petersen' s salary during the period of employment with CFC as
Governor and Chief Executive Officer shall be in amounts as shall be from time to time fixed and determined by the Board of Directors of CFC, and his duties and responsibilities also shall be from time to time fixed and determined by the Board of Directors of CFC.

     2.3 CFC agrees that, on March 1, 1995, and on each succeeding January 1, on which Mr. Petersen is employed by CFC as the Governor and Chief Executive Officer through and including his retirement date in accordance with CFC's policies (the "Retirement Date"), CFC shall credit the sum of Thirty Thousand Dollars ($30,000) to a bookkeeping account (the "Account"). CFC agrees that on December 31, 1995, and on each December 31 thereafter, through and including the December 31 next subsequent to the Retirement Date, CFC will credit the accumulated amount in the Account with an earnings credit in the nature of interest. This earnings credit will be credited to the Account on each December 31 and will be determined by multiplying the amount then credited to the Account times a rate of interest equal to CFC's effective cost for 20-year maturity Medium Term Notes as of such December 31.

     2.4 CFC agrees that the total amount credited to the Account shall be paid to Mr. Petersen, or his Designated Beneficiary (as defined in Section
2.5 hereof) in a lump sum no later than January 15th of the year following the Retirement Date.

     2.5 For purposes hereof, Mr. Petersen's Designated Beneficiary is his wife, Donita Petersen, or any other person or persons designated by Mr. Petersen in a written instrument, signed by Mr. Petersen and delivered to CFC, to be the beneficiary of payments to be made by CFC hereunder upon the death of Mr. Petersen if such person survives Mr. Petersen. Any Designated Beneficiary may be changed by Mr. Petersen at any time or times by a written instrument signed by Mr. Petersen and delivered to CFC. If no Designated Beneficiary survives Mr. Petersen, the Designated Beneficiary shall be the estate of Mr. Petersen.

     2.7 If Mr. Petersen dies or becomes totally disabled (as defined in this paragraph) while employed by CFC, CFC shall pay to Mr. Petersen, or his Designated Beneficiary, the total amount in the Account on the January 1 next following the date of his death or such total disability, as the case may be. "Total disability" as used in this paragraph means that Mr. Petersen is unable to perform the duties imposed upon him as the Governor and Chief Executive Officer of CFC in a competent manner, whether the disability is caused by physical or mental disability.

     2.8 No benefits shall be payable to Mr. Petersen or any Designated Beneficiary hereunder unless Mr. Petersen continues in the employ of CFC until the Retirement Date, dies or suffers total disability (as defined in paragraph 2.7 hereof) while in the employ of CFC, except that in the event that CFC terminates the employment of Mr. Petersen for any reason other than malfeasance by him, then
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CFC shall pay to Mr. Petersen, or his Designated Beneficiary, the total amount credited to the Account on the termination date, or such sooner date as may result from his death or total disability as provided for herein.

     2.9 In order to enable CFC to meet its obligations hereunder, CFC may, but shall not be obligated to, reserve cash or purchase insurance or annuity contracts or other assets. In the event that CFC does reserve cash or purchase any contracts or assets, CFC shall be doing so solely for its own benefit and it is understood and agreed that CFC shall not be regarded as a trustee or fiduciary for the benefit of Mr. Petersen or any Designated Beneficiary hereunder and shall not be subject to any standard of care or other fiduciary obligations required of a trustee or other fiduciary. Mr. Petersen shall have no beneficial interest in any such funds, contracts or assets, and the same shall not be available to Mr. Petersen in any manner. Since CFC is not required to reserve any funds or acquire any contracts or assets, and since any funds that may be reserved or any contracts or assets that may be purchased may be used by CFC for any purpose and shall be subject to the claims of CFC's creditors, it is understood and agreed that Mr. Petersen shall rely entirely upon CFC's unsecured contractual obligations hereunder.

     2.10 This Agreement is separate and distinct from the Deferred Compensation Program of CFC and any benefits that may be payable by CFC to Mr. Petersen or his Designated Beneficiary pursuant to this Agreement shall be paid in addition to any benefits payable under the Deferred Compensation Program of CFC.

     2.11 In the event that at any time subsequent to the execution of this Agreement, it is determined that the provisions of this Agreement and/or its continuation will jeopardize the continuation or tax qualification of any employee benefit program administered by CFC, then in that event this Agreement shall be terminated. Except with respect to the total amount then credited to the Account, no payment under this Agreement shall be required which would further jeopardize the continuation or tax qualification of any existing employee benefit program which is maintained by CFC.

     2.12 If any payment, computation or activity is required to be made on a day which is not a day on which CFC is open for conducting its regular business (herein a "Business Day"), then such payment, computation or activity shall be done on the following Business Day.

     2.13 This Agreement shall be binding upon the parties hereto, their heirs, personal representatives, successors and assigns. This Agreement may be executed in duplicate counterparts, each of which, when executed and delivered, shall be an original, but both counterparts shall, when together, constitute one and the same instrument.

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	This Agreement is signed on February 26, 1995, by Mr. Petersen and by
National Rural Utilities Cooperative Finance Corporation, by its President and Secretary-Treasurer, impressed with its corporate seal, and attested by its Secretary-Treasurer, all as duly authorized by its Board of Directors.

					      NATIONAL RURAL UTILITIES
					      COOPERATIVE FINANCE CORPORATION
(Seal)
Attest:

By:   /s/GARRY BYE                       By:  /s/ BILL MCGINNIS
	Secretary-Treasurer                  President

					      /s/ SHELDON C. PETERSEN
					      Sheldon C. Petersen